Exhibit 99(a)


Press Release

                                                               Richard F. Latour
                                                               President and CEO
                                                               Tel: 781-890-0177
                                                               Fax: 781-890-1368

        MicroFinancial Incorporated Announces Third Quarter 2002 Results

Waltham, MA--October 30, 2002-- MicroFinancial Incorporated (NYSE-MFI), a leader in Microticket leasing and finance, announced today its financial results for the third quarter and the nine months ended September 30, 2002.

Third quarter revenue for the period ended September 30, 2002 decreased 22%, or $8.8 million to $30.5 million compared to $39.3 million last year. Net income for the third quarter, before an additional provision of $35 million discussed below, was $1.4 million, or $0.11 per diluted share as compared with $3.6 million or $0.28 per diluted share in the prior year's third quarter. After the additional provision, earnings were a net loss of $19.6 million, or ($1.53) per diluted share. Besides the additional provision, the decline in earnings for the quarter is primarily the result of a 29% reduction in lease and loan revenues to $12.8 million and a 43% decline in service fee and other revenues to $4.4 million as compared with the third quarter ended September 30, 2001. Additionally, gross lease investment was down 7.8% or $34.4 million from the same period last year, caused in part by lower than anticipated lease origination volumes.

As part of management's ongoing analysis of its portfolio, it has determined that an additional allowance of $35 million is warranted. This additional allowance will provide for 104% coverage of our 90-day past due accounts as compared to previous quarters which had coverage in the 50-60% range. This provision will reserve against certain dealer receivables, as well as delinquent portfolio assets. In the past, dealer receivables had been offset, in some instances, against the funding of new contracts. Since we have temporarily suspended the funding of new deals we feel that the collection of these receivables will be more difficult. Although the company will continue to pursue collections on these accounts, management believes that the cost associated with the legal enforcement would outweigh the benefits realized.

Total operating expenses for the quarter before the additional provision remained relatively flat at $28 million compared to the same period in 2001. Interest expense declined 29% to $2.5 million as a result of lower debt balances of approximately $9.0 million and lower interest costs of approximately 162 basis points. Selling, General and Administrative expenses decreased $0.6 million to $10.3 million for the third quarter ended September 30, 2002 versus $10.9 million for the same period last year. The majority of the decreases are attributable to reductions in personnel related expenses and collection expenses. The provision for credit losses, before the additional provision, decreased to $9.7 million for the quarter ended September 30, 2002 from $15.1 million for the same period last year, while net charge offs decreased 17% to $9.8 million. Past due balances greater than 31 days delinquent at September 30, 2002 increased to 17.2% from 17.0% last quarter.

Revenues for the nine months ended September 30, 2002 decreased 16% to $98.8 million compared to $117.2 million during the same period in fiscal 2001. Net income for the nine months ending September 30, 2002 was $6.6 million before the additional provision. Including the additional provision, the net loss for the nine months ending September was $14.4 million versus net income of $14.2 million for the same period last year. Fully diluted earnings per share for the nine months was $0.51 before the provision. Including the additional provision, fully diluted earnings per share for the nine months was a loss of $1.12 versus a profit of $1.10 for the same period in 2001.

Based upon the results for the third quarter, the company is no longer in compliance with the terms of its revolving credit facility. Management is in the process of working with its lenders to receive a waiver for the covenant violation. Management recently announced that it is in the process of generating a plan to revise its capital structure, and business and operating strategy in order to streamline the business during these difficult economic times. The revolving credit facility was converted to a three-year term loan on September 30, 2002.

MicroFinancial will hold a webcast of its teleconference to discuss the financial results with the financial community today, October 30, 2002, at 4:30 p.m. Eastern Time. The webcast can be located at www.microfinancial.com under the investor relations section of the website. A telephone replay will also be available for six weeks starting one hour after the conclusion of the teleconference. Interested persons may listen to the playback of the teleconference by calling the following toll-free number: (877) 289-8525 toll free or 416-640-1917 for international callers and entering the passcode number 201445.

                           MICROFINANCIAL INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)
                                   (Unaudited)

                                                                                       December 31,     September 30,
                                                                                    ----------------------------------
                                                                                           2001             2002
                                                                                           ----             ----
                                                      ASSETS
Net investment in leases and loans:
     Receivables due in installments                                                     $399,361         $373,756
     Estimated residual value                                                              37,114           32,115
     Initial direct costs                                                                   7,090            5,597
     Loans receivable                                                                       2,248            1,911
     Less:
        Advance lease payments and deposits                                                 (287)            (130)
        Unearned income                                                                 (104,538)         (77,900)
        Allowance for credit losses                                                      (45,026)         (75,726)
                                                                                  ----------------- ----------------
Net investment in leases and loans                                                       $295,962         $259,623
Investment in service contracts                                                            14,126           15,632
Cash and cash equivalents                                                                   4,429            9,916
Restricted Cash                                                                            16,216           15,362
Property and equipment, net                                                                16,034           11,033
Other assets                                                                               14,961           12,643
                                                                                 ----------------- ----------------
            Total assets                                                                 $361,728         $324,209
                                                                                 ================= ================

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable                                                                            $203,053         $194,003
Subordinated notes payable                                                                  3,262            3,262
Capitalized lease obligations                                                                 833              593
Accounts payable                                                                            2,517            2,475
Dividends payable                                                                             642              641
Other liabilities                                                                           6,182            7,166
Income taxes payable                                                                        4,211            1,659
Deferred income taxes payable                                                              30,472           20,131
                                                                                 ----------------- ----------------
            Total liabilities
                                                                                          251,172          229,930
                                                                                  ----------------- ----------------
Commitments and contingencies
                                                                                                -                -
Stockholders' equity:
     Preferred stock, $.01 par value; 5,000,000 shares authorized;
        no shares issued at 12/31/01 and 9/30/02
                                                                                                -                -
     Common stock, $.01 par value; 25,000,000 shares authorized;
        13,410,646 shares issued at 12/31/01 and 9/30/02                                      134              134
     Additional paid-in capital                                                            47,723           47,723
     Retained earnings                                                                     69,110           52,800
     Treasury stock (588,700 shares of common stock at 12/31/01,
        588,700 shares of common stock at 9/30/02), at cost                               (6,343)          (6,343)
     Notes receivable from officers and employees                                            (68)             (35)
                                                                                 ----------------- ----------------
            Total stockholders' equity                                                    110,556           94,279
                                                                                 ----------------- ----------------
            Total liabilities and stockholders' equity                                   $361,728         $324,209
                                                                                 ================= ================

                           MICROFINANCIAL INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)
                                   (Unaudited)


                                                        For the three months ended           For the nine months ended
                                                              September 30,                     September 30,
                                                    -------------------------------    -------------------------------
                                                              2001            2002               2001           2002
                                                              ----            ----               ----           ----

Revenues:
      Income on financing leases and loans                  $18,105        $12,819            $54,897         $41,845
      Income on service contracts                             2,186          2,479              6,420           7,332
      Rental income                                           9,744          9,212             28,131          28,295
      Loss and damage waiver fees                             1,598          1,633              4,746           4,691
      Service fees and other                                  7,676          4,406             23,010          16,632
                                                    -------------------------------    -------------------------------
                Total revenues                               39,309         30,549            117,204          98,795
                                                    -------------------------------    -------------------------------

Expenses:
      Selling general and administrative                     10,899         10,306             33,462          34,289
      Provision for credit losses                            15,064         44,672             37,150          66,460
      Depreciation and amortization                           3,618          5,713             10,700          14,203
      Interest                                                3,445          2,458             11,307           7,823
                                                    -------------------------------    -------------------------------
                Total expenses                               33,026         63,149             92,619         122,775
                                                    -------------------------------    -------------------------------

Income before provision for income taxes                      6,283       (32,600)             24,585        (23,980)
Provision for income taxes                                    2,644       (13,042)             10,348         (9,593)
                                                    -------------------------------    -------------------------------
Net income                                                   $3,639      ($19,558)            $14,237       ($14,387)
                                                    ===============================    ===============================
Net income per common share - basic                           $0.28        ($1.53)              $1.11         ($1.12)
                                                    ===============================    ===============================
Net income per common share - diluted                         $0.28        ($1.53)              $1.10         ($1.12)
                                                    ===============================    ===============================
Weighted-average shares used to compute:
          Basic net income per share                     12,825,139     12,821,946         12,775,519      12,821,946
                                                    -------------------------------    -------------------------------
          Fully diluted net income per share             13,094,690     12,821,946         12,988,959      12,862,105
                                                    -------------------------------    -------------------------------

MicroFinancial Inc. (NYSE: MFI), headquartered in Waltham, MA, and with additional locations in Woburn, MA and Herndon, VA, is a financial intermediary specializing in leasing and financing for products in the $500 to $10,000 range. The company has been in operation since 1986 and has been profitable each year since 1987.

Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes,"
"anticipates," "expects," "views, " and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company's common stock. For a more complete description of the prominent risks and uncertainties inherent in the Company's business, see the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.